CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the use in the Annual report on Form 10-KSB for Liberty Mint, Limited, of our report dated March 16, 2000, relating to the December 31, 1999 financial statements of Liberty Mint, Limited, which appears in such Annual Report.


/s/ Pritchett, Siler & Hardy

Pritchett, Siler & Hardy

March 31, 2000
Salt Lake City, Utah





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